Exhibit 5.1

August 13, 2013

Security Devices International Inc.
1101 Pennsylvania Ave., NW, 6th floor
Washington, DC 20004

Re:	Registration Statement on Form S-1 and Registration Statement filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended.
File No. 333-187138

Ladies and Gentlemen:

We have acted as counsel to Security Devices International Inc., a Delaware corporation (the “Company”), in connection with the filing of (i) a Registration Statement on Form S-1 (File No. 333-187138) (the “Initial Registration Statement”) relating to the offering and sale by the Company of up to 8,625,000 shares of common stock of the Company, par value $0.001 per share (including 1,125,000 shares to be subject to the agent’s over-allotment option) and (ii) a second Registration Statement on Form S-1 filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “462(b) Registration Statement” and together with the Initial Registration Statement the “Registration Statement”), relating to the offering and sale by the Company of up to 1,725,000 shares of common stock of the Company, par value $0.001 per share (including 225,000 shares to be subject to the agent’s over-allotment option) (the “Common Stock”).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have also assumed that the Common Stock will be sold for the price per share described in the 462(b) Registration Statement and in accordance with the resolutions adopted by the Company’s Board of Directors and will be issued and sold as described in the Registration Statement.

Based on the foregoing, we are of the opinion that the shares of Common Stock to be sold by the Company pursuant to the 462(b) Registration Statement have been duly authorized by all requisite corporate action and, upon issuance, delivery and payment therefor as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

August 13, 2013

Our opinions expressed above are limited to the Delaware General Corporation Law. We hereby consent to the filing of this opinion as an exhibit to the 462(b) Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the related prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

RR/KGS